Exhibit 99.1

Medalist Diversified REIT Interview to Air on Bloomberg International on the RedChip Money Report

RICHMOND, Va. – September 4, 2019 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., today announced an interview with CEO Thomas “Tim” Messier will air on The RedChip Money Report television program. The interview will air Sunday, September 8, on Bloomberg International, available in 149 million homes across Europe, the Middle East, and Africa. Check local listings for times in your area.

In the exclusive interview, Messier discusses the Company’s property portfolio, dividend history, and plans to expand in the Southeastern US.

To view the interview segment, please visit: https://youtu.be/5LZM334N3TE

The interview will also air in the US on the Family Channel on September 4 at 6 p.m. ET and the Action Channel on Sunday, September 8 at 11 a.m. ET. The interview is also available via live stream on American Business TV.

“The RedChip Money Report" delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated May 8, 2019, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contact:

Dave Gentry, CEO

RedChip Companies

407-644-4256

dave@redchip.com

Source: Medalist Diversified REIT Inc.